Exhibit 5.1

Snell & Wilmer L.L.P.

Hughes Center

3883 Howard Hughes Parkway, Suite 1100

Las Vegas, NV 89169-5958

TELEPHONE: 702.784.5200

FACSIMILE: 702.784.5252

July 25, 2023

Ondas Holdings Inc.

411 Waverley Oaks Road

Waltham, MA 02452

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Nevada counsel to Ondas Holdings Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement dated July 25, 2023 filed with the Commission pursuant to Rule 424(b) of the Securities Act Regulations (“Prospectus Supplement”), which supplements the Company’s Registration Statement on Form S-3 (File No. 333-252571) as initially filed with the Commission on January 29, 2021 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (as such registration statement became effective on February 5, 2021 (the “Initial Registration Statement”), and was expanded to cover additional securities pursuant to a Registration Statement on Form S-3MEF (No. 333-268014), dated October 26, 2022, filed with the SEC pursuant to Rule 462(b) of the Securities Act (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”), including the base prospectus dated January 29, 2021 (together with the Prospectus Supplement, the “Prospectus”), relating to the registration and offering by the Company of 3% Series B-2 Convertible Notes due 2025 in the aggregate original principal amount of $11.5 million (the “Notes”), which are convertible into shares (the “Underlying Securities”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Placement Agent Agreement (the “Placement Agreement”), dated October 26, 2022, by and between the Company and Oppenheimer & Co. Inc., acting as placement agent (the “Placement Agent”), and the Securities Purchase Agreement, dated October 26, 2022, as amended, modified, or waived though the date of this opinion, by and among the Company and each of the investors listed on the Schedule of Buyers attached thereto (the “Purchase Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Prospectus.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and exhibits thereto, including the Prospectus; (ii) the Amended and Restated Articles of Incorporation of the Company, as amended, as currently in effect; (iii) the Amended and Restated Bylaws of the Company, as amended, as currently in effect; (iv) the Placement Agreement; (v) the Purchase Agreement; (vi) the Notes and (vii) certain resolutions and written consents of the Board of Directors of the Company relating to (A) the issuance and sale of the Notes, including the issuance of such shares of Common Stock upon conversion of the Notes in accordance with the terms of the Purchase Agreement and Notes, (B) the transactions contemplated by the Placement Agreement, the Purchase Agreement, the Notes, and the Prospectus, and (C) other related matters. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection therewith we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

Ondas Holdings Inc.

July 25, 2023

In our examination, we have assumed without independent verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. Our opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that the Notes to be issued and sold by the Company under the Purchase Agreement have been duly authorized by the Company, and upon the issuance of such shares of Common Stock on conversion of the Notes in accordance with the terms of the Purchase Agreement and the terms of the Notes, will be validly issued, fully paid and nonassessable.

We render this opinion only with respect to the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We assume no obligation to update or supplement this opinion if any applicable laws change after date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.